SUB-ITEM 77K:  Changes in registrant's certifying accountant


Effective Septemer 27, 1997, the Registrant's Board of Directors selected the accounting firm of Tait, Weller & Baker to serve as the Registrant's independent certified public accountants for the fiscal year ended
December 31, 1997 to fill a vacancy in such position in accordance with Section 32(a)(2) of the Investment Company Act of 1940 after the dismissal of Deloitte & Touche, LLP. Deloitte & Touche, LLP has served as the Registrant's independentcertified public accountant for the period August 11, 1995 (commencement of operations) to December 31, 1996 Deloitte & Touche's reports on the financial statements of the Registrant for the period described above did not contain an adverse opinion or disclaimer of opinion or were not qualified or modified as to uncertainty,
audit scope or accounting principles.   There were nodisagreements with
Deloitte & Touche, LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope of procedure during the period August 11, 1995 to December 31, 1996 or the interim period from January 1, 1997 through the date of their dismissal.

The Registrant represents that it had not consulted with Tait,Weller & Baker at any time prior to their engagement with respect to the application of accounting principles to a specified transaction, either completed or proposed; or to the type of audit opinion that might be rendered on the Registrant's financial statements.